Filed Pursuant to Rule 424(b)(3)

Registration No. 333-122531

THE MONEY TREE INC.

SERIES A VARIABLE RATE SUBORDINATED DEBENTURES

SUPPLEMENT NO. 2 DATED FEBRUARY 8, 2006

TO THE PROSPECTUS DATED NOVEMBER 4, 2005

This document supplements, and should be read in conjunction with, the prospectus of The Money Tree Inc. dated November 4, 2005 and Supplement No. 1 dated January 4, 2006 relating to the Series A Variable Rate Subordinated Debentures. The purpose of this supplement is as follows:

•	To describe an adjustment to the quarterly unaudited consolidated financial statements for the nine months ended June 25, 2005; and

•	To describe the filing of the Form 10-Q for the three months ended December 25, 2005, which Form 10-Q will be simultaneously delivered to investors receiving this supplement.

Adjustment to Third Quarter 2005 Unaudited Consolidated Financial Statements

During our financial reporting process for the year ended September 25, 2005, we identified a misstatement that affected our unaudited consolidated financial statements for the nine months ended June 25, 2005, as included in Amendment No. 6 to our Form S-1 Registration Statement (Commission File No. 333-122531) filed with the Securities and Exchange Commission on November 2, 2005. To correct the misstatement, we increased net income in our unaudited consolidated financial statements for the nine months ended June 25, 2005 by $297,713.

Availability of First Quarter Unaudited Consolidated Financial Statements

On February 8, 2006, we filed our Quarterly Report on Form 10-Q for the three months ended December 25, 2005 with the Securities and Exchange Commission. A copy of this Form 10-Q is being simultaneously delivered to investors receiving this supplement. These quarterly unaudited consolidated financial statements and the related financial information contained therein should be read in conjunction with and as a supplement to our audited consolidated financial statements for the year ended September 25, 2005 and the related Management’s Discussion and Analysis of Financial Condition and Results of Operations included in Supplement No. 1 dated January 4, 2006.